Exhibit 99(a), Form 10-K
Kansas City Life Insurance Company

RETAIN THIS DOCUMENT

It Is a

PROSPECTUS

and

Summary Plan Description

of the

Kansas City Life Insurance Company

Savings and Profit Sharing Plan (401-k)

This Prospectus relates to the offering by Kansas City Life Insurance Company to its employees and to the employees of its subsidiaries, Sunset Life Insurance Company of America and Old American Insurance Company, who are eligible to participate in the Kansas City Life Insurance Company Savings and Profit Sharing Plan (the “Plan”) of (i) interests of participation in the Plan and (ii) shares of the Company ’s $1.25 par value Capital Stock (“Capital Stock”) which may be acquired by the Trustees under the Plan.

The Employer Identification Number (EIN) of Kansas City Life Insurance Company is 44-0308260. The Plan Number (PN) is 003.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE

SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION

PASSED UPON THE ACCURACY OR ADEQUACY OF THIS

PROSPECTUS. ANY REPRESENTATION TO THE

CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized to give any information or to make any representations in connection with the offering contained herein other than those contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer of solicitation in such jurisdiction.

The date of this Prospectus is August 1, 2004.

TABLE OF CONTENTS

Description of Plan................................................................................................................................................... 3-15

Description of Capital Stock of the Company........................................................................................................ 15-16

Incorporation of Certain Documents by Reference................................................................................................ 16-17

Additional Information........................................................................................................................................... 17-21

DEFINITIONS

Company. The term “Company ” means Kansas City Life Insurance Company, a Missouri Corporation with its principal office at Kansas City, Missouri; Sunset Life Insurance Company of America, a Missouri Corporation with its principal office at Kansas City, Missouri, one hundred percent (100%) of the capital stock of which is owned by Kansas City Life Insurance Company; and Old American Insurance Company, a Missouri Corporation with its principal office at Kansas City, Missouri, one hundred percent (100%) of the capital stock of which is owned by Kansas City Life Insurance Company.

Employee. The term “employee” shall mean any person employed by Kansas City Life Insurance Company, Sunset Life Insurance Company, or Old American Insurance Company, under the rules of common law, and shall not include agents, general agents, consultants or other independent contractors, or leased employees. Leased employees are those who perform services for the Company under an agreement between the Company and a leasing organization. The services must be performed on a substantially full time basis for at least one (1) year, and be under the primary direction or control by the Company. A person who isn’t designated as an employee on the Company ’s employment records during a particular period of time (including someone designated an “independent contractor ”) isn’t considered an employee during that particular time. This person won’t be considered an employee even if the Internal Revenue Service, Department of Labor or any other government agency, court or tribunal determines that the person is an employee for any purpose until the Company designates the person as an employee for purposes of this Plan. Unless the Company specifically provides otherwise, this designation will only be applied prospectively.

Company Stock. The term “Company stock” shall mean shares of the capital stock of Kansas City Life Insurance Company.

Executive Committee. Wherever in the Plan and Trust the term “Executive Committee” is used, it shall be taken to mean the Executive Committee of the Board of Directors of Kansas City Life Insurance Company.

Board of Directors. Wherever in the Plan and Trust the term “Board of Directors” is used, it shall be taken to mean only the Board of Directors of Kansas City Life Insurance Company.

Plan Year. The records of the Plan are maintained on an annual basis. December 31st of each year is the end of the Plan year and all records will reflect that fact.

DESCRIPTION OF PLAN

General Information Regarding the Plan

The title of the Plan is the “Kansas City Life Insurance Company Savings and Profit Sharing Plan” (hereinafter sometimes referred to as the “Plan”), the address for which is 3520 Broadway, Kansas City, Missouri 64111-2565, and which is the issuer of the Interests of Participation under the Plan. Kansas City Life Insurance Company, a Missouri life insurance corporation organized in 1895 (hereinafter sometimes referred to as the “Company”), the address for which is 3520 Broadway, Kansas City, Missouri 64111-2565, telephone number 816-753-7000, is the issuer of its Capital Stock to be purchased under the Plan and the participating employer under this Plan. The employees of Sunset Life Insurance Company of America and Old American Insurance Company, subsidiaries of Kansas City Life Insurance Company, may also be participants. Upon proper authorization by the respective companies, employees of other subsidiaries of Kansas City Life may be permitted to participate in the Plan. The Plan is a Section 401(k) plan and a profit sharing plan. It is also an ERISA Section 404(c) plan. The Plan is self-administered by the Company.

Purpose

It is the purpose of this Plan to recognize the contributions of those eligible persons to the successful operation of the companies and to reward such contributions by providing certain savings and profit sharing retirement benefits for those who become participants under the Plan.

Plan History

The basic form of the Plan was adopted by the Board of Directors of the Company on January 27, 1972 and was approved by the shareholders of the Company at their annual meeting held on April 20, 1972. The Plan became effective on September 1, 1972. The parties to the Agreement dated June 1, 1972 (the “Agreement”) pursuant to which the Plan and the Trust were created, were the Company and Harry W. Kenney, D. W. Gilmore and Donald L. Thompson, the Trustees. The Plan has been amended from time to time, the most recent amendment becoming effective on January 1, 2002. The Trustees are Robert C. Miller, Mark A. Milton and Tracy W. Knapp.

Termination and Amendment of Plan

The Plan and Trust are purely voluntary on the part of the Company and it reserves the right to terminate the Plan and Trust by adoption of a written resolution by the Board of Directors or the Executive Committee. Upon termination, the participants’ accounts in all Funds shall become fully vested and nonforfeitable and distribution shall be made as promptly as possible. The Company currently intends to continue the Plan for an indefinite period of time.

The Company also reserves the right at any time to modify or amend in whole or in part, any or all of the provisions of the Plan and Trust by adoption of a written resolution by the Board of Directors or the Executive Committee. However, no amendment by the Company may be used for the purpose of diverting contributions and benefits from the participants, retired participants, or their beneficiaries, except as may be required to conform with governmental regulations.

Federal Income Taxes

On July 22, 2002, the Internal Revenue Service issued the Plan’s most recent favorable determination letter stating that the Plan met the requirements of Section 401(a) of the Internal Revenue Code. The letter stated that continued qualification of the Plan will depend on its effect in operation under its present form. The status of the Plan in operation will be reviewed periodically.

The Company believes the Plan qualifies and the Trust continues to be exempt under applicable provisions of the Internal Revenue Code. So long as the Plan and Trust continue to qualify in operation, the Trust’s earnings will be exempt from taxation, and the Company’s contributions to the Plan will be deductible for income tax purposes.

Company contributions made to a participant ’s elective account do not incur current tax liability, nor is there taxation of any earnings of the Trust credited to his account until such contributions or earnings are withdrawn.

Generally, a participant will recognize ordinary income on distributions made to him or her in amounts equal to the amount of such distribution less amounts attributable to any after-tax contributions made by the participant to the Plan prior to January 1, 1988. Distributions to a participant prior to the participant being age 59 1/2 may result in a penalty of 10% of the taxable amount.

Certain participants that were age 50 before January 1, 1986 may be eligible for special tax treatments on their retirement plan assets. Participants who may fall within this category of eligible participants are urged to consult with their retirement planning professionals.

In addition, certain favorable tax treatment may be available to participants receiving distributions of Company stock.

Any distribution of all or a portion of the balance to the credit of the participant is an “eligible rollover distribution”. A participant may elect to have any portion of the eligible rollover distribution paid directly to an “eligible retirement plan” in a direct rollover. An eligible retirement plan is either a Section 408(a) or (b) IRA, another qualified plan, a Section 403(a) annuity plan, a Section 403(b) annuity or an eligible 457 governmental deferred compensation plan. The amount transferred to an eligible retirement plan will not be currently taxable to the participant. Any amounts received in cash that are currently taxable and not rolled over directly to an eligible retirement plan will be subject to mandatory federal income tax withholding at the rate of 20%. Certain distributions that will not be considered “eligible rollover distributions” include required minimum distributions under

Section 401(a)(9) of the Internal Revenue Code, any distribution that is part of a series of substantially equal periodic payments for ten (10) years or more, hardship distributions, corrective distributions, and “deemed distributions” occurring as a result of a defaulted Plan loan. A participant's after-tax contributions made prior to January 1, 1988 are "eligible rollover distributions", but may be rolled over only to a Section 408(a) or (b) IRA or a defined contribution plan (e.g. 401(k), money purchase) that agrees to separately account for the after-tax contributions transferred and any earnings on this amount.

Any employee who is eligible to participate in the Plan may become a participant by submitting a “request for participation”. As of the 31st day of July, 2004 there were approximately 585 employees who were eligible to participate in the Plan, of whom 488 have elected to participate.

The Plan is subject to the protective provisions of the Employee Retirement Income Security Act of 1974, except that it is exempt from the provisions of Title IV of the Act, relating to the Pension Benefit Guaranty Corporation because it is defined as an individual account plan or defined contribution plan rather than a defined benefit plan.

Eligibility

Each present and future employee who shall be at least twenty-one (21) years of age shall be qualified as a participant in the Plan.

A participant’s contributions to the Plan shall cease when the participant becomes disabled and is eligible to receive disability benefits from the Company’s disability plan. Such participant may resume making contributions when he or she returns to work on a full time basis. Vesting shall continue while the participant is covered by the Company’s disability plan.

Employees are eligible to commence participating in the Plan on the first business day of the month coinciding with or next following their becoming qualified, whichever first occurs.

The Company may purchase stock in the open market or use treasury stock in making its required contributions of its Capital Stock to the Plan and for selling shares of Capital Stock to the Trustees of the Plan pursuant to their investment decisions. The Company has registered 400,000 shares of its Capital Stock under the rules of the Securities and Exchange Commission. The shares held under Fund II are included in this registration statement. As of July 31, 2004, 63,331 shares of the Company’s Capital Stock were held under Fund II . Also as of July 31, 2004 the Plan held a total of 646,048 shares of the Company’s Capital Stock in Funds II and III.

Contributions

The Plan contains 401(k) provisions giving participants the ability to defer a portion of their compensation into the Plan. Each participant may elect to enter into a compensation reduction agreement with the Company by which a contribution will be made for the participant’s account in an amount equivalent to any whole percentage not to exceed one hundred percent (100%) of his unreduced monthly salary. No contribution in excess of six percent (6%) of unreduced monthly salary shall be made for any participating employee who shall be classified as a highly compensated person.

A participant who is age 50 or who will become age 50 in a particular year may contribute an additional amount to the Plan if the participant is making the maximum 401(k) contribution permitted for the year, or the maximum six percent (6%) of unreduced monthly salary if the participant is classified as a highly compensated person. These additional amounts are called "catch-up" contributions. The additional amount that may be contributed is $3,000 in 2004, $4,000 in 2005, and $5,000 in 2006 through 2010. The catch-up contribution will be invested in the same funds chosen by a participant for his elective contributions. However, the Company will not make a matching contribution based on any catch-up contribution.

A participant may elect to change the percentage rate of his compensation reduction agreement as of the first day of any month, but not more often than once in any six (6) month period. The participant shall give written notice of such change as shall be prescribed by the Administrative Committee. 401(k) contributions for any participant may not exceed thirteen thousand dollars ($13,000) in calendar 2004, fourteen thousand dollars ($14,000) in calendar 2005, and fifteen thousand dollars ($15,000) in calendar 2006. Thereafter, this amount may be subject to annual adjustments pursuant to Internal Revenue Code Sections 415(d) and 402(g), and regulations. The contributions and any compensation reduction agreement may sometimes be referred to as a participant’s “elective account.” Participant contributions shall be authorized only as a result of the compensation reduction agreements with the Company.

The term “compensation” includes only the fixed amounts, weekly, semi-monthly or monthly, due and payable to the participant by the Company, and does not include any bonuses, overtime pay, pay in lieu of vacation, pay while on layoff, severance pay, or other extraordinary payments by the Company.

For each participant who has completed one (1) year of employment with the Company or companies during which he has completed one thousand (1,000) hours of employment from date of hire (or, if he does not complete one thousand (1,000) hours of employment in this period, then one thousand (1,000) hours of employment in the calendar year beginning with the calendar year which includes the first anniversary of his date of hire), the Company will contribute to the Plan as soon as practicable after the end of each month, out of its current or accumulated earnings and profits, a matching contribution determined as follows:

1. For employees who had compensation reduction agreements in effect on December 31, 1997, and

2. For employees hired in 1997 or earlier who were not eligible to make an compensation reduction agreement as of December 31, 1997 but who choose to make the agreement when they first become eligible to participate, the Company will match the participant ’s compensation reduction $1.00 for each $1.00 deferred up to a maximum of 6% of the participant’s compensation.

3. For all other employees, the Company ’s matching contribution will vary depending on the employee’s years of employment according to the following schedule:

Matching Amount per $1.00 Deferred
Years of Employment	(Counting Deferrals up to 6% of Compensation)
Less than 5	$0.50
5 - 9	0.75
10 or More	1.00

The Company’s contributions are made in Capital Stock of the Company, which may be either treasury or authorized and unissued stock. Old American’s contributions are made by the Company and recovered from Old American. Treasury Stock or shares of authorized but unissued stock are valued at the average of its bid price on the over-the-counter market for all business days following the previous monthly valuation date. In the event the Company is precluded from delivering its Capital Stock to the Plan by law or because of the unavailability of such shares, it is required to contribute cash which is invested until such time as shares of the Capital Stock become available for purchase by the Trustees from the Company or on the open market. Commencing January 1, 2002, matching Company contributions become fully vested in the participant to the extent shown below, upon the valuation date of the month in which the participant completes one thousand (1000) hours of service for the number of years of employment with the Company as follows:

Years of Employment	1	2	3	4	5	6
Percentage Vested	0%	20%	40%	60%	80%	100%

Commencing January 1, 1998, a year of employment used to determine vesting is 1,000 hours in a calendar year. An employee who was hired in 1997 and completed 1,000 hours of employment in the 12 months from his date of employment, and also completed 1,000 hours of employment in the calendar year January 1, 1998 through December 31, 1998 will be credited with 2 years of employment for vesting purposes. This will also apply to an employee who had an anniversary of his date of employment in 1997 if he began his employment before 1997. After 1998, vesting will be determined using only service in a calendar year.

In addition to the matching contribution, the Company (beginning with 1998) may make a discretionary profit sharing contribution to the plan. The profit sharing contribution, if made, will be made for all employees eligible to participate in the plan and receive a matching Company contribution who are employed on the last day of a plan year regardless of whether they have elected to make compensation reduction contributions to the plan. The profit sharing contribution will be allocated to each such employee in the proportion that each employee’s compensation bears to the total compensation for all employees, but will not exceed four percent (4%) of the employee’s compensation. This contribution will be made in Company stock and be credited to an employee’s account in Fund III. Neither loans nor hardship withdrawals will be permitted from this part of an employee’s account. Vesting for the profit sharing contribution will be determined in the same manner as vesting for the matching Company contribution.

A participant may suspend his compensation reduction agreement as of the last day of any month by giving such notice as shall be prescribed by the Administrative Committee. The participant may resume his compensation reduction agreement by giving such notice as shall be prescribed by the Administrative Committee on the first day of any month following the expiration of six (6) months from the date contributions for him were suspended, provided he shall then be eligible to participate.

Each participant, not less often than annually, shall receive a statement of account indicating total contributions from his compensation reduction agreement, the total contributions made on his behalf by the Company, and reflecting the increase or decrease in the value of his accounts.

The Plan includes provisions required by federal law which will result in a more rapid vesting if the Plan becomes “top heavy ” as defined by the Internal Revenue Code. It is not anticipated that this will occur.

The Plan will accept “eligible rollover distributions” from other plans that are qualified under Internal Revenue Code Section 401(a). These rollovers will be accepted from the employee if the rollover amount is paid to the Trustees within 60 days after receipt of the distribution by the employee from the other qualified plan. The Trustees may also receive the rollover contribution as a direct rollover from the other qualified plan in which the employee was a participant. However, an employee may not make a rollover contribution of any after-tax contributions, amounts from Section 403(a) annuity plans, Section 403(b) annuity contracts, eligible Section 457(b) plans, or an amount that is or has been in an IRA regardless of whether this amount originated in a qualified plan in which the employee was a participant. All amounts received as rollovers will be credited to the employee’s elective account as if they were contributions to the Plan. They will be invested in the same manner as other contributions and will be subject to the same conditions relating to withdrawals and distributions. Rollover contributions will be 100% vested in the employee at all times.

Distribution Under and Withdrawal From the Plan - Defaults

The full value of a participant’s account in the Funds shall fully vest and shall be paid to him or his beneficiary in the event he retires or dies. In the event of termination of employment other than by retirement or death, the participant’s accounts in Fund I, Fund II, Fund IV, Fund V, Fund VI, Fund VII, Fund VIII, Fund IX and Fund X shall be fully vested. He shall be entitled to receive the full value of those accounts. The participant shall forfeit all of his rights with respect to the value of his account in Fund III to the extent his account therein is not vested. Except, however, if a participant returns to work with the Company or any of its affiliated corporations, and is qualified to participate, his nonvested portion of Fund III shall be reinstated if he repays the full amount of the distribution from Fund III before the earlier of five (5) years after the first date on which he is re-employed or the close of the first period of five (5) consecutive one (1) year breaks in service commencing after the withdrawal. Upon an employee’s termination on or after January 1, 1976, any twelve (12) month employment period during which the employee completes less than five hundred one (501) hours of employment or work due to a termination shall constitute a break in service.

The normal retirement date for all employees participating in this Plan shall be the earlier of the first day of the month following attainment of sixty (60) years of age, or the first day of the month following attainment of fifty-five (55) years of age and completion of five (5) years of service. To determine this five (5) years of service for an employee of Old American Insurance Company, years of service before November 1, 1991 will not be counted.

All distributions because of termination of employment shall be in the form of a lump sum payment, either in cash or in capital stock of Kansas City Life Insurance Company, unless the participant elects other wise. A nontransferable joint and survivor annuity, providing equal monthly installments for a period not exceeding one hundred twenty (120) months certain and for the remainder of his lifetime may also be elected. If the participant dies, the distribution shall automatically be made to the spouse, if any, or in accordance with a beneficiary designation properly filed, or in accordance with the terms of the Plan. The Plan requires that if a married participant wishes a distribution to someone other than a spouse, both the participant and the spouse must consent in writing. If a participant elects to take all or a portion of his settlement in the form of Kansas City Life Insurance Company stock there will be no restriction on the resale of that stock unless, however, the participant is an affiliate under Rule 405 of the Securities Act of 1933, e.g., a controlling person, executive officer or director, or owns more than 5% of the outstanding capital stock of the Company at that time. The procedures that are available to affiliates for resale are an effective registration statement or sales made pursuant to Rule 144 of the Securities Act of 1933. Any participant who would like to have clarification may feel free to contact the Company’s General Counsel at 816-753-7000. No other form of distribution will be restricted in any manner.

A participant may elect at any time to withdraw all or any part of the value of his accounts in Fund I, Fund II, Fund IV, Fund V, Fund VI, Fund VII, Fund VIII, Fund IX, and Fund X which were contributed prior to January 1, 1988. However, an “alternate payee” under a Qualified Domestic Relations Order may not make such a withdrawal. The value of “elective account” contributions, those made on or after January 1, 1988, may not be withdrawn by the participant except for financial hardship resulting from accident to, or sickness of, a participant or his dependents, or financial hardship resulting from the establishing or preserving the home in which the participant resides, if funds are not reasonably available from other financial resources to the participant. Such withdrawal shall be subject to the approval of the Administrative Committee, and any such withdrawal will be limited to the amount of actual contributions made to the participant’s elective account. No gain on the value of such elective account contributions may be withdrawn. Any such withdrawal for hardship shall result in the participant’s ineligibility to participate in the Plan for six (6) months. However, an “alternate payee” under a Qualified Domestic Relations Order may not make such a withdrawal.

Commencing January 1, 1988, no withdrawal of the vested portion of a participant’s Fund III account shall be permitted except upon retirement, termination or death.

Any withdrawal of a participant’s pre-1988 funds shall result in the participant’s ineligibility to participate in the Plan for six (6) months.

When a participant makes a withdrawal of pre-1988 funds resulting in a forfeiture, the amount subject to forfeiture shall be set aside in a cash account. If the participant returns the full amount of his withdrawal within five (5) years of the date of withdrawal, the full value of the amounts set aside in the cash account shall be restored to him. If the participant does not replace the full amount withdrawn from his account within the five (5) year period, the amount in the cash account subject to forfeiture shall be applied to reduce the amount of the Company contribution required by the Plan.

A participant may request a loan to be made from his elective account under such conditions and terms established by the Administrative Committee. Any such loan shall be made for a period not to exceed five (5) years, and shall provide for repayment to the Plan with equal payments to be made by monthly payroll deduction. Loans used to acquire a primary residence of the participant may provide for periodic payments over a reasonable period of time that may exceed five (5) years.

A reasonable rate of interest may be charged, as established by the Administrative Committee from time to time, and such interest payments shall be treated as earnings of the borrower’s account. Minimum loan repayments shall be made by payroll deduction, or, if the participant is disabled or becomes disabled and receives payments from the Kansas City Life Disability Plan, by deduction from those payments. Loan repayments may also be made by a method of direct payment by the disabled participant that is acceptable to the Administrative Committee. The Administrative Committee shall have the right to deny a participant’s request for a loan. An “alternate payee” under a Qualified Domestic Relations Order may not request a loan.

Any loan made to a participant shall result in the withdrawal of the loan amount (which would other wise share in the investment activity of the Funds) from the participant ’s elective accounts. Any loan made, when added to the outstanding balance of all other loans made to the participant, shall be limited to the lesser of:

(a)

Fifty thousand dollars ($50,000.00) reduced by the excess of the highest outstanding balance of loans to the participant during the twelve (12) month period ending on the day before the date on which such loan is made, over the outstanding balance of loans to the participant on the date on which such loan is made, or

(b) The greater of ten thousand dollars ($10,000.00) or one-half (1/2) of the value of the participant’s elective account as of the valuation date coincident with or next preceding the date as of which the loan is calculated. No loan may exceed the value of a participant’s elective accounts.

(c)	A third limitation may further reduce a second or subsequent loan by the amount of an existing loan balance.

Loans are due and payable in full when a participant leaves employment for any reason.

Upon termination of employment, retirement or death, a participant (or his beneficiary if death has occurred) may irrevocably elect during the election period to receive a lump sum payment as of January 31st of the next calendar year. If this election is made, his account will be valued on the regular valuation date in January. The election period begins on the date of termination of employment, retirement or death, and ends on the last day of the following calendar month. If the participant (or beneficiary) decides to receive a distribution immediately instead of the following January, his account will be valued on the last day of the month in which the election is made. The participant’s account will be subject to any gains or losses until a valuation is made. A participant who leaves the Company may also choose not to withdraw his vested account balances in the Plan, and later elect to have the distribution made upon written notice prior to a subsequent valuation date. However, unless the participant chooses a distribution in the form of an annuity, only a full and complete withdrawal will be allowed whenever he does choose to remove his vested account balances. No partial withdrawals are permitted. While the vested account balances remain in the Plan, a participant who has left the Company will not be permitted to make a loan or receive a hardship distribution from these balances. In addition, the vested account balances must be withdrawn when the participant who has left the Company reaches age 62. Any distribution shall occur in accordance with the Plan’s regular procedures.

Any request for withdrawal must be delivered to and be in the possession of the Human Resources Department of Kansas City Life no later than 2 p.m., on the last market business day of the month on which the requested withdrawal is to occur.

Assignment

The interest hereunder of any participant, retired participant or beneficiary, except as may be required by a Qualified Domestic Relations Order defined in Section 414(p) of the Internal Revenue Code or as other wise provided in Section 401(a)(13) of the Internal Revenue Code, is not transferable, either by assignment or by any other method, and to the maximum extent permissible by law is not subject to being taken by any process whatever by the creditors of such participant, retired participant or beneficiary. Participants and beneficiaries may obtain without charge a copy of the procedures governing Qualified Domestic Relations Order determinations from the Plan Administrator.

Liens on Funds or Property

There is no provision under the Plan or any contract in connection therewith giving any person the right to create a lien on any funds, securities or other property held under the Plan.

Loss of Benefits

There are no specific Plan provisions which disqualify employees as a participant or which cause employees to lose Plan benefits except as described in the sections of the Prospectus and Summary Plan Description concerning Eligibility, Contributions, Distribution Under and Withdrawal From the Plan-Defaults, and Assignment.

Administration of the Plan

The Plan Administrator is Kansas City Life Insurance Company, 3520 Broadway, Kansas City, Missouri 64111-2565, Telephone number 816-753-7000, and the Company has the right to delegate responsibility for administration of the Plan to appropriate personnel from time to time. At the present time, the Administrative Committee has this primary responsibility as authorized by the Plan.

The Administrative Committee (the “Committee”) consists of not less than three nor more than five persons designated by the Executive Committee of the Company. The members of the Committee receive no compensation for their service. The members of the Committee serve one year terms or until their successors are designated by the Executive Committee of the Company. Any member of the Committee may resign by giving notice to the Company at least 15 days before his resignation. Committee members shall resign upon the request of the Executive Committee of the Company. The Executive Committee of the Company shall fill all vacancies on the Committee as soon as reasonably possible after a resignation takes place.

The names and addresses of the present members of the Committee, together with their positions with the Company are as follows:

Position with the
Name	Address	Company
Robert C. Miller	3520 Broadway	Senior Vice President,
	Kansas City, Missouri	Administrative Services
Brent C. Nelson	3520 Broadway	Vice President and Controller
Kansas City, Missouri
John A. Showalter	3520 Broadway	Associate General Counsel
Kansas City, Missouri
Kris A. Jones	3520 Broadway	Assistant Director,
	Kansas City, Missouri	Human Resources

The Committee members, if otherwise eligible, are free to participate in the Plan.

The Committee has the power to (i) adopt rules and regulations for the administration of the Plan and to enforce the Plan in accordance with the provisions of the Plan and such rules and regulations, (ii) interpret the Plan and decide any and all matters arising thereunder, except such matters which the Executive Committee of the Company from time to time may reserve for itself, and, (iii) make all determinations as to the rights of any person to a benefit and provide a reasonable opportunity for an aggrieved person to have a review of their decision. The Committee has the duty, when requested, to report to the Executive Committee of the Company giving account of the operation of the Plan and the performance of the various funds established pursuant to the Plan.

The Company pays all expenses incurred in administering the Plan and managing the Trust assets. The Company does not, however, pay any brokerage fees, commissions, stock transfer taxes or other charges and expenses in connection with the purchase and sale of securities under the Plan.

Investment of Funds

The following officers of the Company are the Trustees of the Plan:

Position with the
Name	Address	Company
Robert C. Miller	3520 Broadway	Senior Vice President,
	Kansas City, Missouri	Administrative Services
Tracy W. Knapp	3520 Broadway	Senior Vice President, Finance
Kansas City, Missouri
Mark A. Milton	3520 Broadway	Senior Vice President and Actuary
Kansas City, Missouri

The Trustees, if otherwise eligible, are free to participate in the plan.

The Trustees hold all sums received from the Company and have the duty to hold, invest, reinvest, and manage and administer the funds for the exclusive benefit of the employees participating in the Plan. The Trustees have the power to purchase securities, common and preferred stocks, real estate mortgages, debentures, bonds, promissory notes, real estate, real estate improvements, leaseholds or any other income producing properties or securities, real or personal, within or without the State of Missouri. The Trustees are specifically empowered to invest in the Capital Stock of Kansas City Life Insurance Company.

Although investment discretion rests with the Trustees, all shares of the Company’s capital stock allocated to participants’ accounts and held in trust, whether or not fully vested, are voted in accordance with the instructions from the participants. The participants also have the right to direct the Trustees to respond to an offer for the tender of the Company’s stock, in accordance with rules of procedure provided by the Trustees at the time of any such tender offer.

The Trustees, before making any new investment or reinvestment of any Trust funds, must submit to the Executive Committee of the Company, or its designated subcommittee, a list of such securities in which they propose to invest such funds and the amount proposed to be invested in such securities. The Trustees are required to purchase, or refrain from purchasing, the securities proposed in accordance with the acceptance or rejection, in whole or in part, of such proposals by such committee.

Participant’s Accounts

Prior to January 1, 1988, all participant’s contributions and any earnings thereon were accounted for in Fund I, Fund II and Fund IV. All Company contributions and any earnings thereon were accounted for in Fund III, invested in the Company’s capital stock.

Commencing January 1, 1988, contributions to each participant’s “elective account” contin-

ued to be invested in Fund I, Fund II or Fund IV as directed by the participant, but were accounted for separately from amounts accumulated prior to January 1, 1988. The elective accounts are established as a result of a participant’s agreement to receive reduced compensation. The elective accounts are permissible under the provisions of Internal Revenue Code Section 401(k).

Beginning September 1, 1993, Funds V, VI, VII, VIII and IX were established. Fund X was established in 2001. Contributions to each participant’s elective account in these funds continues to be accounted for separately from amounts accumulated prior to January 1, 1988.

Although there will be a separate accounting for a participant’s elective accounts, the accumulation of funds in those elective accounts will continue to be invested by the Trustees in accordance with the rules of the Plan.

The Trustees have stated that it is their present intention that the contributions to Fund I be invested in American Century Growth Fund (a mutual fund), Fund II in Kansas City Life Insurance Company common stock (common stock purchased with elective contributions), Fund III in Kansas City Life Insurance Company common stock (common stock purchased with Company matching contributions), Fund IV in MetLife Managed Guaranteed Investment Contract (GIC), Fund V in Vanguard Total Bond Market Index Fund (a mutual fund), Fund VI in Templeton Foreign Fund (a mutual fund), Fund VII in Vanguard Balanced Index Fund (a mutual fund), Fund VIII in Fidelity Value Fund (a mutual fund), Fund IX in Vanguard Extended Market Index Fund (a mutual fund) and Fund X in Vanguard 500 Index Fund. Neither the principal amount nor the rate of return on these funds is guaranteed by the Plan or the Company.

Each participant may elect to have all or a portion of his “elective account ” contributions invested in any one or more of Funds I, II, IV, V, VI, VII, VIII, IX, or X so long as the investment percentage is a whole percentage. No fractional percentages are permitted.

Each participant may, not more often than once a month, transfer the value of his account in any fund or funds to another fund or funds. However, transfers to or from Fund II may occur only once in a six (6) month period. Further, if a participant is investing all or a portion of his monthly contribution in Fund II and transfers all or a portion of his Fund II account value to another fund, monthly contributions to Fund II must stop for at least six (6) months after the date of the last transfer from Fund II. Transfers to or from Fund III are not permitted. Any request for a transfer must be delivered to and be in the possession of the Human Resources Department no later than 2:00

p.m. on the last business day of the month on which the requested transfer is to occur.

Each participant has an account with respect to such of Fund I, Fund II, Fund IV, Fund V, Fund VI, Fund VII, Fund VIII, Fund IX and Fund X as he shall have selected from time to time, as well as an account with respect to Fund III if eligible for matching Company contributions. Fund accounts are valued monthly. The value of the assets of each Fund is determined on the basis of market values on the last market business day each month, except that the value of Fund II and Fund III, comprised of Company stock, is determined on the last business day of each month by using an average of the bid price on the over-the-counter market for all business days of that month.

Past Performance of Each Fund

The following chart shows the approximate percentage increase or (decrease) in the value of each of the funds in each of the last 5 years as compared to the preceding year:

PERIOD ENDING

12/31/99		12/31/00	12/31/01	12/31/02	12/31/03
Fund I	34.4%	(15.3%)	(17.6%)	(26.4%)	24.2%
Fund II	(13.7%)	1.5%	9.4%	13.3%	22.0%
Fund III	(13.7%)	1.5%	9.4%	13.3%	22.0%
Fund IV	6.2%	7.2%	5.9%	5.5%	5.0%
Fund V	(0.4%)	11.6%	8.3%	8.2%	3.8%
Fund VI	39.0%	(4.4%)	(8.1%)	(7.8%)	30.6%
Fund VII	13.3%	(1.9%)	(3.1%)	(9.2%)	19.9%
Fund VIII	8.8%	8.3%	12.3%	(9.4%)	34.0%
Fund IX	37.6%	(15.8%)	(7.4%)	(18.2%)	42.6%
Fund X	N/A	N/A	(4.5%)	(23.5%)	31.3%

The above is the average rate of return for the funds for an entire year. No single participant’s performance necessarily reflected this performance. The above is no indication of future performance of any of these funds.

Other Charges and Deductions

There are no charges and deductions which may be made from participant ’s contributions and elective accounts or their contributions made by the Company under the Plan, other than brokerage fees, commissions, stock transfer taxes and other charges and expenses in connection with the purchase and sale of securities under the Plan.

DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

The authorized capital stock of Kansas City Life consists of 36,000,000 shares of common stock, par value $1.25 per share, of which 11,927,064 shares were outstanding as of July 31, 2004. No other classes of capital stock are authorized by the Restated Articles of Incorporation of Kansas City Life.

The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to:

•	the 1986 Restated Articles of Incorporation of Kansas City Life; and
•	the By-laws of Kansas City Life, as amended.

General

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the shareholders, except the election of directors. At all elections of directors, each shareholder is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected, and such shareholder may cast all such votes for a single director or may distribute them among the number of directors to be voted for as such shareholder may see fit. The common stock is not subject to redemption or future calls or assessment by Kansas City Life. Holders of common stock do not have preemptive rights, or rights to convert their common stock into other securities. The holders of common stock are entitled to receive ratably such dividends as many be declared by the Board of Directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of the affairs of Kansas City Life, holders of the common stock have the right to a ratable portion of the assets remaining after the payment of all liabilities. All outstanding shares of our common stock are, and any shares of common stock sold hereunder will be, fully paid and nonassessable. Ms. Cheryl A. Keefer is the registrar and transfer agent for the common stock. The common stock is listed on the Nasdaq Small Cap Stock Market under the symbol “KCLI.”

Potential Anti-Takeover Effect of Kansas City Life’s

Restated Articles of Incorporation and Bylaws

Provisions of Kansas City Life’s articles of incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interests, including those attempts that might result in a premium over the market price for the shares held by shareholders. Among these are included:

•

A classified Board of Directors, in which the Board is divided into three classes with directors serving three-year terms, so that members of one of the three classes of directors will be elected at each annual meeting of the shareholders.

•

A “fair price” provision which generally requires that certain “business combinations” with a “ related person” (generally the beneficial owner of at least 5 percent of Kansas City Life’s voting stock) be approved by the holders of at least 66 2/3 percent of Kansas City Life’s voting stock (excluding shares held by such related person).

•

A requirement that any amendment of the articles of incorporation be approved by the affirmative vote of the holders of more than 66 2/3 percent of the capital stock voting on such question, but in no event may the articles be amended by a vote of less than a majority of the outstanding shares.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (SEC) allows the Company to “incorporate by reference” the information that they file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;
•	the Company can disclose important information to you by referring you to these documents; and
•	information that the Company files with the SEC will automatically update and supersede this prospectus and any previously incorporated information.

The Company hereby incorporates into this prospectus by reference the documents or portions of documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

•	the Company’s annual report on Form 10-K for the year ended December 31, 2003;
•	the Plan's annual report on Form 11-K for the year ended December 31, 2003;
•	the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2004;

The Company also incorporates into this prospectus by reference each of the following documents or portions of documents that are filed with the SEC after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby remaining unsold:

•	all reports filed under Sections 13(a) and 13(c) of the Exchange Act;
•	all definitive proxy or information statements filed under Section 14 of the Exchange Act; and
•	all reports filed under Section 15(d) of the Exchange Act,

except that any information included in any such document in response to Item 402(i), (k) or (l) of Regulation S-K will not be deemed to constitute a part of this prospectus.

Documents incorporated herein by reference are available, without charge, except for exhibits to the documents unless the exhibits are specifically incorporated in this prospectus by reference. You may obtain a copy of any of those documents by requesting them in writing or by telephone from the Director, Human Resources at the address provided under the heading “Additional Information” below:

ADDITIONAL INFORMATION

For more information about the Company, please write or call:

Kansas City Life Insurance Company

3520 Broadway

Kansas City, Missouri 64111-2565

Attention: Director, Human Resources

Telephone Number: (816) 753-7000

The information on the Company’s website, www.kclife.com, does not constitute a part of this prospectus and is not incorporated by reference herein.

The Company is a reporting company subject to the informational requirements of the Securities and Exchange Act of 1934 and files special, annual, quarterly and current reports as well as proxy statements and other information with the Securities and Exchange Commission. Individuals may read and copy any document the Company files with the Commission at the Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

Individuals can request copies of such material from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Materials also may be obtained from the Commission’s internet website (http://www.sec. gov).

Indemnification of Directors and Officers

Each person who is or was a Director, Officer or employee of the Company, or is or was serving at the request of the Company as a Director, Officer or employee of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the Company in the manner and to the full extent that the Company has power to indemnify such person under Section 351.355 of the General and Business Corporation Law of Missouri as now in effect or hereafter amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Information, Claims and Appeals Procedure

If you have any questions regarding the Plan, or if you have any claim regarding the payment of benefits, you should immediately contact the Administrative Committee, or any member of it, and preferably state your claim in writing. The Administrative Committee will consider the matter promptly. If your claim is denied, the Committee, within 90 days of submission of your claim, will provide you with a written statement that sets forth:

(1) The specific reason(s) for the denial and reference to the specific plan sections on which the determination is based.

(2) A description of any additional material or information necessary for the claim to be perfected and an explanation why these items are necessary.

(3) A description of the Plan's review procedures and a statement of your right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974 if the appeal or review is denied.

If there are special circumstances that require additional time for the benefit determination, you will be notified before the 90 day period has ended. The notification will specify the special circumstance and the date by which the determination can be expected.

The Committee shall provide you or any beneficiary whose benefit claim has been denied a reasonable opportunity for a review of the decision denying the claim. Any such appeal or request for review should be submitted within 60 days after receiving written notification from the Committee that a benefit claim has been denied. Such statement should include:

(1) A request for review by the Administrative Committee;

(2) The basis for review and the facts in support thereof;

(3) Any documents, records or other information relating to the claim.

Upon request and free of charge, you shall be provided reasonable access to, and copies of, all documents, records and other information relevant to your claim for benefits.

The review will take into account all comments and other material and information that you provide without regard to whether the information was submitted or considered in the initial benefit determination. The decision on review will be made within 60 days of submission of your appeal. If an extension of the time period is required, you will be notified before the 60 day period has ended. The notification will specify the special circumstance (such as the need to hold a full hearing) and the date by which the determination can be expected. If the appeal or review is denied, you will be provided a written statement setting forth:

(1)	The specific reason(s) for the denial and reference to the specific plan sections on which the determination is based.
(2)	A statement that you are entitled to receive, upon request and at no charge, reasonable access to and copies of all documents, records and other information relevant to your claim for benefits.
(3)	A statement of your right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974.

Procedure to Request Additional Information

If you would like any additional information or a copy of any document related to the Plan, please write to the Director, Human Resources, Kansas City Life Insurance Company, 3520 Broadway, Kansas City, Missouri 64111-2565, Telephone number 816-753-7000. In the event you request a copy of any document not listed earlier as being available without charge, it will be furnished at a nominal cost.

Statement of ERISA Rights

As a participant in the Savings and Profit Sharing Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan And Benefits

Examine, without charge, at the Plan Administrator’s Office and at other specified locations, such as worksites and union halls, all Plan documents, including insurance contracts, collective bargaining agreements and a copy of the latest annual report (Form 5500) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain copies of Plan documents governing the operation of the Plan, including insurance contracts, collective bargaining agreements, copies of the latest annual report (Form 5500) and up dated Summary Plan Description upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this Summary Annual Report.

Obtain a statement telling you whether you have a right to receive a pension at normal retirement age (earlier of age 60, or age 55 and completion of 5 years of employment), and if so, what your benefits would be at normal retirement age if you stop working under the Plan now. This statement must be requested in writing and is not required to be given more than once every 12 months. The Plan must provide the statement free of charge.

Prudent Actions By Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposed duties upon the people who are responsible for the operation of the employee benefit plan.

These people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one,

including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a pension benefit is denied or ignored, in whole or part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in a federal court.

If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents form the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in you telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Agent for Service of Legal Process

Service of legal process may be made upon Kansas City Life Insurance Company as the Administrator of the Plan, or such service of process may be made upon any member of the Administrative Committee or any one of the Trustees. Such service of legal process should be directed to those parties at the address of the Company, 3520 Broadway, Kansas City, Missouri 64111-2565.